Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement on form S-8 (No. 333-146703) of TopSpin Medical, Inc. of our report dated March 4, 2008 with respect to the consolidated financial statements of TopSpin Medical, Inc. included in this Form 10-KSB for the year ended December 31, 2007.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Haifa, Israel
March 4, 2008